EXHIBIT 51


                                  Letterhead of
                     VEBA Zweite Verwaltungsgesellschaft mbH
                                Bennigsenplatz 1
                                40474 Duesseldorf
                                Tel. 0211/4579-1


                                POWER OF ATTORNEY

We, VEBA Zweite Verwaltungsgesellschaft, Bennigsenplatz 1, 40474 Duesseldorf, Germany, represented by Dr. Rolf Pohlig as Director, hereby appoint Dr. Michael Bangert, Dr. Klaus Gruendler, Mrs. Judith Witte, Dr. Friedrich Oschmann, Mr. Frank Jungfermann and Mr. Jens-Uwe Herrmann of VEBA Aktiengesellschaft, Bennigsenplatz 1, 40474 Duesseldorf, Germany, each acting alone with power to execute and deliver on our behalf the Assignment and Assumption Agreement between VEBA Corporation and ourselves (the "Agreement"),

in connection with the private placement by MEMC Electronic Materials, Inc. as issuer, of MEMC Common Stock pursuant to the terms of a Purchase Agreement between MEMC and VEBA Corporation, and to take any other action necessary in connection with the Agreement.

The appointed are exempt from the restrictions of section 181 of the German Civil Code.

Duesseldorf, 23 December 1998
VEBA Zweite Verwaltungsgesellschaft mbH


  /s/ Rolf Pohlig
-------------------------------
(Dr. Rolf Pohlig)